Exhibit 10.1

FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
NSA OP, LP

This FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NSA OP, LP (this "Amendment") is made and entered into as of March 16, 2026.

Recitals:

WHEREAS, NSA OP, LP (the "Partnership") is currently operating pursuant to that certain Fourth Amended and Restated Agreement of Limited Partnership, effective as of July 1, 2024, as amended through the date hereof (the "Partnership Agreement"), and capitalized terms used but not defined herein shall have the meanings ascribed to them in the Partnership Agreement;

WHEREAS, the Partnership, the General Partner and certain other parties are expected to become party to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among National Storage Affiliates Trust, a Maryland real estate investment trust, the Partnership, Public Storage, a Maryland real estate investment trust (“Parent”), Public Storage, L.P., a Delaware limited partnership, Pelican Merger Sub I, LLC, a Maryland limited liability company, and Pelican Merger Sub II, LLC, a Delaware limited liability company (as amended, modified or supplemented from time to time, the "Merger Agreement");

WHEREAS, prior to the Partnership Merger Effective Time (as defined in the Merger Agreement), the Partnership intends to: (a) form a Delaware limited liability company (the "Dropdown JV") that will initially be wholly owned by the Partnership; (b) contribute or cause the contribution of the properties set forth on Exhibit A attached hereto to the Dropdown JV in exchange for all of the common membership interests in the Dropdown JV (the "JV Units"); and (c) in accordance with Section 1(b) below, redeem certain Class A OP Units not held by the General Partner in exchange for an equivalent number of common membership interests (the "Aggregator Units") in to be formed Delaware limited liability company (the "Aggregator"), which will hold the JV Units on behalf of redeeming Holders of Class A OP Units in accordance the provisions set forth below;

WHEREAS, in connection with the foregoing, the General Partner desires to amend the Partnership Agreement, to become effective immediately prior to the occurrence of, the closing of each of the transactions contemplated by Sections 1.2 of the Merger Agreement; and

WHEREAS, pursuant to Section 7.3(b) of the Partnership Agreement, the Amendment has been approved by the General Partner together with holders representing not less than a Majority-in-Interest of the Class A OP Units.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Partnership Agreement as follows:

1.	The Partnership Agreement is hereby amended as follows:

a)	Article I of the Partnership Agreement is hereby amended to add the following defined terms alphabetically as follows:

"Additional Redemption Units" has the meaning set forth in Section 1(b) of this Amendment.

"Aggregator Units" has the meaning set forth in the Recitals hereto.

"Cap Percentage" means the percentage (not to exceed 100%) determined by dividing (a) $800 million by (b) the product of (1) the number of Class A OP Units outstanding held by SR Eligible Limited Partners as of the Special Redemption Closing multiplied by (2) the OP Unit Redemption Value.

"Dropdown JV" has the meaning set forth in the Recitals hereto.

"JV Equity Value" means $1,000,000,000.

"JV Interest Amount" means a number of Class A Units held by SR Eligible Limited Partners determined by dividing (a) $800 million by (b) the OP Unit Redemption Value.

"JV Unit" has the meaning set forth in the Recitals hereto.

"Merger Agreement" has the meaning set forth in the Recitals hereto.

"Non-Elected Units" has the meaning set forth in Section 1(b) of this Amendment).

"OP Unit Redemption Value" for each Class A OP unit means $41.6808.

"Partnership Agreement" has the meaning set forth in the Recitals hereto.

"Redemption Units" has the meaning set forth in Section 1(b) of this Amendment."Special Redemption Closing" has the meaning set forth in Section 1(b) of this Amendment.

"SR Eligible Limited Partners" means Holders of Class A OP Units (other than the General Partner).

"Voluntary Redemption Units" has the meaning set forth in Section 1(b) of this Amendment.

b)	Article VIII of the Partnership Agreement is hereby amended to add a new Section 8.9 as follows:

Section 8.9            Special Merger Agreement Redemptions.

(a)	As provided in Section 5.21 of the Merger Agreement, each SR Eligible Limited Partner shall have the opportunity, in accordance with procedures determined by the General Partner, to elect to redeem all or a portion of the Class A OP Units held by such Partner (such Class A OP Units offered for redemption being referred to as "Voluntary Redemption Units") in exchange for an equal number of JV Units, each of which has been valued by the General Partner in an amount equal to the OP Unit Redemption Value; provided, that if the number of Voluntary Redemption Units that SR Eligible Limited Partners offer for redemption pursuant to this Section 8.9(a) exceeds the JV Interest Amount, the number of Voluntary Redemption Units to be redeemed by SR Eligible Limited Partners shall be reduced so that the total number of Voluntary Redemption Units to be redeemed under this Section 8.9(a) shall equal the JV Interest Amount, with such reduction being effected on a pro rata basis among holders of Voluntary Redemption Units based on the number of Voluntary Redemption Units initially offered for redemption by each such SR Eligible Limited Partner.

(b)	If the number of Voluntary Redemption Units is less than the JV Interest Amount, then the Partnership shall, without any further act or deed on behalf of any SR Eligible Limited Partner, redeem, for the same consideration specified for Voluntary Redemption Units in Section 8.9(a), additional Class A OP Units (the "Additional Redemption Units") from all SR Eligible Limited Partners in an amount equal to the shortfall. The Class A OP Units that are eligible for redemption as Additional Redemption Units under this Section 8.9(b) will include only those Class A OP Units held by SR Eligible Limited Partners that have not become Voluntary Redemption Units. Such Additional Redemption Units shall be redeemed on a pro rata basis from all SR Eligible Limited Partners based on the number of Class A OP Units held by them that have not become Voluntary Redemption Units (with respect to each SR Eligible Limited Partner, such SR Eligible Limited Partner's "Non-Elected Units"); provided, that the aggregate Non-Elected Units that shall be included as Additional Redemption Units of any SR Eligible Limited Partner shall be capped so that the total of the Additional Redemption Units and Voluntary Redemption Units, if any, of such SR Eligible Limited Partner does not exceed the Cap Percentage of the Class A OP Units held by such SR Eligible Limited Partner. If the foregoing proviso limits the redemption of Non-Elected Units with respect to any SR Eligible Limited Partner, additional Non-Elected Units held by all other SR Eligible Limited Partners shall be redeemed, subject to the foregoing proviso, on a pro rata basis from other SR Eligible Limited Partners based on the number of Class A OP Units held by them that have not become Voluntary Redemption Units or Additional Redemption Units, in order to cover the shortfall. The General Partner shall be solely responsible for performing the calculation specified in this Section 8.9(b), whose determination absent manifest error shall be final and binding on the Partners. This Section 8.9(b) shall be applied in a manner so that the total number of Voluntary Redemption Units and Additional Redemption Units shall in all cases equal the JV Interest Amount. For the avoidance of doubt, the Voluntary Redemption Units of any SR Eligible Limited Partner may exceed the Cap Percentage.

(c)	Notwithstanding any other provision of this Amendment to the contrary, if the General Partner determines that ownership of Aggregator Units by any SR Eligible Partner would cause NSA Puerto Rico, LLC to fail to satisfy the requirements of Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), then the redemptions pursuant to this Section 8.9 shall be adjusted in a manner reasonably determined by the General Partner and Parent in their sole and absolute discretion that permits NSA Puerto Rico, LLC to satisfy the foregoing requirements; provided, that, in no event shall such adjustment adversely affect or modify in any adverse respect the obligations of the Parties with respect to the Special Redemption.

(d)	The closing (the "Special Redemption Closing") of the redemption of the Voluntary Redemption Units and the Additional Redemption Units (together, the "Redemption Units") as contemplated by this Section 8.9 shall occur as and when contemplated by Section 1.2(d) of the Merger Agreement. At the Special Redemption Closing: (i) the Redemption Units shall be redeemed in full in exchange for an equal number of JV Units; provided, that because as provided in the Merger Agreement the JV Units to be held by holders of Redemption Units are expected to be held by them through the Aggregator, immediately prior to the Special Redemption Closing, the Partnership shall cause all of the JV Units earmarked to be exchanged in the redemption of Redemption Units to be contributed to the Aggregator in exchange for an equal number of Aggregator Units; (ii) the redeeming holders shall deliver their Redemption Units to be redeemed pursuant to this Section 8.9 free and clear of all liens, claims and encumbrances; and (iii) the redeeming holders of Redemption Units shall automatically become members of the Aggregator in accordance with the provision of the organizational documents of the Aggregator, with each redeeming holder receiving an amount of Aggregator Units equal to the number of JV Units that were earmarked for distribution to such holder in redemption of such holder's Redemption Units.

(e)	The redemption of Redemption Units and the offer and issuance of JV Units and/or Aggregator Units is expected to be conducted in a manner that does not require registration under the Securities Act pursuant to an exemption from such registration requirements. Accordingly, notwithstanding anything to the contrary contained in this Section 8.9, only SR Eligible Limited Partners who qualify as "Accredited Investors" under the Securities Act and the rules and regulations thereunder shall be eligible to redeem all or a portion of their Class A OP Units held by such Partner under Section 8.9(a) or subject to redemption under Section 8.9(b).

(f)	The SR Eligible Limited Partners shall execute and deliver any documents or instruments reasonably requested by the General Partner to evidence or effectuate any redemptions or other transactions under this Section 8.9 or satisfy the General Partner's determination that redemption of Redemption Units and the offer and issuance of JV Units and/or Aggregator Units as contemplated by this Section 8.9 does not require registration under the Securities Act pursuant to an exemption from such registration requirements; provided, that the failure to execute any such document or instrument shall not in any way affect the validity or effectiveness of the distribution and redemption provisions set forth herein.

(g)	The aggregate number of JV Units in the Dropdown JV outstanding as of the Special Redemption Closing after giving effect to the transactions set forth in this Section 8.9 will be the quotient obtained by dividing (i) the JV Equity Value by (ii) the OP Unit Redemption Value. After giving effect to the transactions herein, the Partnership will cease to own any interest in the Aggregator.

2.	U.S. Tax Treatment. The formation of the Dropdown JV and the Aggregator, along with the contribution of the properties to the Dropdown JV and the redemption of Class A OP Units pursuant to Section 8.9 of the Partnership Agreement, collectively, shall be treated for U.S. federal, and applicable state and local, income tax purposes as a division of the Partnership as described under Section 708(b)(2) of the Code pursuant to which assets are contributed by the Partnership to the Dropdown JV in a transaction governed by Section 721 of the Code, interests in the Dropdown JV are distributed by the Partnership to holders of Redemption Units pursuant to Section 8.9 in a transaction governed by Section 731 of the Code, and immediately after such distribution, the interests in the Dropdown JV received by such holders of Redemption Units are contributed to the Aggregator in a transaction governed by Section 721 of the Code.

3.	Partnership Agreement.

a)	This Agreement shall form a part of the Partnership Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Partnership Agreement shall be deemed a reference to the Partnership Agreement as amended hereby. This Agreement shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

b)	Each reference in the Partnership Agreement to "hereof," "herein," "hereunder," "hereby" and "this Agreement" shall, from and after the date hereof, refer to the Partnership Agreement, as amended by this Amendment.

c)	The Partnership Agreement, as amended by this Amendment, is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited as written and shall not be deemed to be an amendment to any other term or condition of the Partnership Agreement or any of the documents referred to therein; provided, that to the extent that the implementation of this Amendment is in conflict with any of the other provision of the Partnership Agreement, the provisions of this Amendment shall govern and such other provisions shall be deemed to be amended to the extent required and as determined by the General Partner in its sole and absolute discretion to give maximum effect and maximum flexibility to this provisions of this Amendment.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first written above in the capacities noted above.

National Storage Affiliates Trust

By:	/s/ David G. Cramer
Name:	David G. Cramer
Title:	President and Chief Executive Officer

[Amendment to Fourth Amended and Restated Limited Partnership Agreement of NSA OP, L.P.]

Exhibit A

Contributed Properties

[See Attached]

A-1